Exhibit 10.10

EXECUTION COPY

FORM OF DISTILLERS GRAINS MARKETING AGREEMENT

THIS FORM OF DISTILLERS GRAINS MARKETING AGREEMENT (the “Agreement”) is made and entered into as of the          day of                         , 2006 by and between CARGILL, INCORPORATED, a Delaware corporation (“Cargill”) and                         , a Delaware limited liability company (“Producer”), collectively referred to hereinafter as “Parties” or individually as a “Party”.

RECITALS

A. Cargill markets DG (as defined below).

B. Producer will produce DG upon construction and startup of the denatured fuel-grade ethanol production facility that Producer intends to build in                          (the “Ethanol Facility”).

C. Cargill desires to market Producer’s DG.

D. Cargill and Producer have executed that certain Master Agreement of even date herewith (the “Master Agreement”).

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1. MARKETING.

(a) Exclusivity. Producer hereby agrees to sell to Cargill, and Cargill agrees to purchase and market, 100% of Producer’s production of distiller’s dried grains, distiller’s dried grains with solubles, wet distiller’s grains, modified wet distiller’s grains, modified dried distiller’s grains and condensed distiller’s solubles produced from corn (collectively, “DG”) produced at the Ethanol Facility, including any expansion or increase in capacity at the Ethanol Facility. Producer agrees that Cargill will be the exclusive marketer of Producer’s DG and that Producer will not, either itself or through any affiliate, market any DG during the term of this Agreement. Notwithstanding the foregoing, in the event Cargill delivers to Producer written notice of a Force Majeure event as provided in Section 4(b) of the Master Agreement, and such Force Majeure event continues to prevent Cargill from marketing Producer’s DGs for more than seven (7) consecutive days after delivery to Producer of such notice, Producer may, upon delivery of written notice to Cargill but subject to the terms of the Confidentiality Agreement, market, either directly or indirectly, the DGs produced by or stored at the Ethanol Facility, but only so long as such Force Majeure continues to prevent Cargill from marketing such DGs.

(b) Marketing Objectives. Cargill and Producer shall consult regularly with respect to Cargill’s marketing efforts and strategies for Producer’s DGs purchased by Cargill. Producer may at any time and from time to time recommend changes to the marketing efforts and strategies being utilized by Cargill. Cargill shall have seven (7) days to respond to Producer’s recommendations. In the event Producer’s recommendations are not objectionable, Cargill shall memorialize in writing such changes and otherwise implement such recommendations. In the event Producer’s recommendations are objectionable, or were otherwise not accept in full by Cargill, Cargill shall negotiate with Producer in good faith and shall use commercially reasonable efforts to come to an agreement with respect to such recommendations within fifteen (15) days. Cargill shall memorialize in writing such changes as are mutually agreed to and otherwise cause such mutually agreed to changes to be implemented; provided, however, that Cargill shall have the authority to make all final determinations with respect to such decisions and strategies and Producer agrees to accept such determinations.

2. MASTER AGREEMENT AND TRADE RULES. The terms and conditions of the Master Agreement are hereby incorporated herein by reference. To the extent any provision of the Master Agreement conflicts with a provision contained herein, the provision contained herein will control. Terms capitalized but not defined in this Agreement shall have the meanings ascribed to them by the Master Agreement. This Agreement shall be governed by the then-current Feed Trade Rules of the National Grain and Feed Association (the “Trade Rules”), unless otherwise specified. In the event the Trade Rules and the terms and conditions of this Agreement conflict, this Agreement shall control.

3. PRICE; COMMISSION. Cargill shall pay Producer for its DG in accordance with the terms set forth in Exhibit A. Producer shall pay Cargill a commission for its DG marketing as calculated in Exhibit A. Cargill shall deduct this commission as provided in Exhibit A. The Parties agree that after the Ethanol Facility has been in commercial operation for five years, the Parties shall make reasonable efforts to determine the prevailing commission being paid to marketers of DG produced by third parties in the United States and agree to negotiate in good faith to make a reasonable adjustment, if any, to the commission provided in Exhibit A. If a prevailing commission rate cannot reasonably be determined, no adjustment shall be made to the commission provided in Exhibit A.

4. PAYMENT. Cargill shall use commercially reasonable efforts to invoice each customer within one Business Day of shipment of each load of DG from the Ethanol Facility. Title to each load of DG shall pass to Cargill at the time such load passes across the scale into rail cars or trucks at the Ethanol Facility (the “Title Transfer Point”). Cargill shall pay Producer for all such DG within thirty (30) days of invoicing each customer, in accordance with the terms set forth in Exhibit A. Notwithstanding the foregoing, Producer acknowledges and agrees that Cargill may place its DG in storage rather than selling it to customers due to market conditions. As a result, (i) Cargill will be unable to provide Producer with pricing and cost information at the Title Transfer Point with respect to DG placed in storage; and (ii) Cargill may not pay Producer in a given month for all of the DG that Producer delivers to Cargill in such month. Notwithstanding the foregoing, if, following consultation with Cargill in accordance with Section 1(b), Producer desires that the DG be sold to customers rather than placed in storage, Cargill, at its option, shall (i) sell such DG to its customers rather than placing it in storage, or (ii) place such DG in storage, in which case Producer shall not be responsible for any Accessorial Charges otherwise payable in accordance with Section 5 with respect to such storage and Cargill shall pay to Producer the current fair market value of such DG as determined by the

Parties, which value shall be deemed to be the “F.O.B. Ethanol Facility Price” or the “Delivered Sale Price” (as applicable, for purposes of Exhibit A) for such DG.

5. COSTS; TITLE AND RISK OF LOSS. Except as otherwise provided in this Agreement, Cargill will provide management resources to market and sell DG, including the management of logistics and collection, after the DG produced at the Ethanol Facility passes the Title Transfer Point. Title and risk of loss shall transfer to Cargill at the Title Transfer Point. Until such time, Producer shall be deemed to be in control of and in possession of and shall have title to and risk of loss for the DG. Cargill shall also assume responsibility for payment of Accessorial Charges (as defined in Exhibit A) to third parties; provided, however, that Producer agrees (i) to promptly reimburse Cargill for such Accessorial Charges upon submission to Producer of an invoice itemizing such Accessorial Charges; and (ii) that Cargill may deduct and setoff the Accessorial Charges from and against payments due to Producer by Cargill.

6. TRANSPORTATION; LOGISTICS.

6.1 Logistics and Transportation. Cargill and Cargill’s agents shall be given access to the Ethanol Facility in accordance with the terms set forth in Exhibit B, which may be amended by agreement of the Parties in writing, from time to time. Cargill shall perform certain logistics functions for Producer, including the arranging of rail and truck freight, inventory management, contract management, bills of lading, and scheduling pick-up appointments. Transportation by truck may be provided at Cargill’s discretion. Cargill shall determine the method of transporting DG to customers. Notwithstanding anything to the contrary herein, Producer shall be solely responsible for any damage to any trucks, railcars or equipment, or vessels caused by acts or omissions of Producer and its consignees. Cargill will use commercially reasonable efforts to furnish railcars to service Producer and charge Producer the Leased Railcar Charges (as defined below). Producer acknowledges that Cargill may enter into railcar lease agreements in reliance on the Projected Date of First Delivery (as defined below). Producer agrees (i) to promptly reimburse Cargill for such Leased Railcar Charges upon submission to Producer of an invoice itemizing such leased Railcar Charges; (ii) that this payment obligation will commence on the date Cargill begins to incur such Leased Railcar Charges and shall survive the expiration or earlier termination of this Agreement or the Master Agreement; and (iii) that Cargill may deduct and setoff the Leased Railcar Charges from and against payments due to Producer by Cargill. Cargill agrees to use commercially reasonable efforts to deploy railcars not needed by Producer for other uses, whether by sublease, re-allocation or otherwise, and any revenues received by Cargill from such deployment shall be applied to reduce the Leased Railcar Charges. Following the execution by Cargill of any stand-alone railcar lease agreement or a rider to an existing master railcar lease agreement, if any, and in each case for railcars to service Producer, Cargill shall not amend or modify, or consent to the amendment or modification of, any such stand-alone railcar lease agreement or rider without the prior written consent of Producer. Cargill shall also maintain, at Producer’s request, property damage insurance with respect to the leased railcars reasonably satisfactory to Producer (the “Railcar Insurance”); provided, that the premiums for, and any deductible paid in connection with a claim under, such Railcar Insurance shall be Accessorial Charges (as defined in Exhibit A). If at any time Producer no longer has existing or currently contemplated contractual restrictions with respect to its ability to enter into railcar lease agreements directly, Producer agrees to negotiate in good faith with Cargill the reasonableness of an assignment of any existing Cargill railcar lease agreements to Producer.

For purposes of this Agreement, “Leased Railcar Charges” shall mean lease railcar costs and charges incurred by Cargill (as determined by Cargill) multiplied by the number of railcars that Cargill allocates to transport DG from the Ethanol Facility.

6.2 Loading. Cargill shall schedule the loading and shipping of all outbound DG purchased hereunder, but all labor and equipment necessary to load trucks and rail cars and other associated costs shall be supplied and borne by Producer without charge to Cargill. Producer agrees to handle the DG in a good and workmanlike manner in accordance with Cargill’s written requirements and normal industry practice. Producer shall maintain the truck and rail loading facilities in safe operating condition in accordance with normal industry standards and will visually inspect all trucks and rail cars to assure (i) cleanliness so as to avoid contamination; and (ii) that such trucks and railcars are in a condition suitable for transporting the DG. Cargill agrees that its employees will follow all reasonable safety rules and procedures promulgated by Producer and provided to Cargill in writing. Producer will supply product description tags, certificates of analysis, bills of lading and/or material safety data sheets that are applicable to all shipments.

6.3 DG Storage at Ethanol Facility. Producer shall have storage space at the Ethanol Facility, at its sole cost, for not less than ten thousand (10,000) tons of 11% moisture dried distillers grains with solubles, which shall be continuously available for storage of DG so as to provide flexibility in marketing efforts. Due to limited storage at the Ethanol Facility, Cargill shall arrange transportation and deliveries of Producer’s DG so that excess inventories do not limit Producer’s ethanol production. If Producer expands its ethanol capacity, Producer shall correspondingly expand its DG storage capacity. Producer shall be responsible at all times for the quality and condition of DG in storage at the Ethanol Facility.

6.4 Notices of Scheduled Production. Commencing on the fifteenth day of the month preceding the Date of First Delivery (as defined in Section 6.6), and on the first Business Day of each subsequent month during the term of this Agreement, Producer shall notify Cargill of its scheduled production for the upcoming three (3) month period. On a weekly basis, Producer shall provide a written estimate (the “Weekly Estimate”) to Cargill of the volume of DG (each such amount, a “DG Parcel”) to be produced and delivered by Producer at least five (5) days prior to the beginning of the week during which it is to be removed by Cargill, together with a notice of the amount of DG in inventory as of the date of the notice. Regardless of the amounts set forth in each Weekly Estimate, Cargill shall schedule for removal by truck or rail car the actual quantity of DG produced by Producer in the relevant week less the sum of such amount of DG that Cargill requests Producer to store at the Ethanol Facility, at no additional cost to Cargill, up to an aggregate of ten thousand (10,000) tons at any time of 11% moisture dried distillers grains with solubles (and/or an equivalent quantity of distillers dried grains, wet distillers grains, modified wet distillers grains, modified dried distillers grains and/or condensed distillers solubles produced from corn). In the event that Producer fails to provide the labor, equipment and facilities necessary to meet Cargill’s loading schedule, Producer shall be responsible for all costs and expenses, including without limitation actual demurrage and wait time, incurred by Cargill resulting from or arising in connection with Producer’s failure to do so. Cargill shall use commercially reasonable efforts to order and schedule trucks or rail cars for truck or rail shipments. All truck freight charges and rail tariff rate charges shall be billed directly to Cargill and deducted by Cargill from the proceeds of Cargill’s DG sales to customers.

6.5 Sale Commitments. From time to time during the term of this Agreement and in order to maximize the sales price of DG, Cargill may enter sales contracts or agreements in its reasonable discretion with third-party purchasers of the DG, which contracts are dependent on the availability of DG from Producer. Cargill will include Force Majeure clauses in such contracts unless Producer and Cargill agree otherwise. Cargill shall periodically consult with Producer for the purpose of keeping Producer apprised of such agreements. In the event Producer fails to produce DG in accordance with a written production schedule provided to Cargill for reasons other than Force Majeure, and as a result Cargill is required to purchase DG from third parties to meet previous DG sale commitments that are based upon a written schedule provided by Producer, Cargill may charge Producer the deficiency volume multiplied by the positive difference (if any) between the price of replacement DG and the price that Cargill would have paid to Producer for such DG under this Agreement.

6.6 Notice of First Delivery. For purposes of this Agreement, “Date of First Delivery” means the date that Producer first delivers DGs produced at the Ethanol Facility to Cargill. Producer expects the Date of First Delivery to occur by August 1, 2007 (“Projected Date of First Delivery”). Producer shall provide reasonable advance notice to Cargill of any revisions to the Projected Date of First Delivery. Additionally, together with each notification listed above, Producer shall provide a best estimate of production on a daily basis for the six (6) month period following the Date of First Delivery.

7. SPECIFICATIONS; QUALITY.

7.1 DG Specifications. Producer covenants that at all times during the term of this Agreement it shall produce DG that, upon loading at the Ethanol Facility, meets the respective specifications (“Specifications”) set forth in Exhibit C. Cargill shall have the right to test each shipment of DG to ascertain that the Specifications are being met. In the event that upon delivery at the customer’s destination point it is reasonably determined by Cargill pursuant to independent testing or analysis of a representative sample or samples taken consistent with industry standards upon delivery that the DG failed to meet the Specifications for any reason other than the negligence or intentional misconduct of Cargill (or a third party with which Cargill has a contractual relationship), Cargill may, in its sole discretion, (a) reject such DG and require Producer to promptly replace such non-conforming DG with DG that complies with the Specifications, or (b) accept the DG for marketing and, if necessary, adjust the price to reflect the inferior quality, as provided in Exhibit A. If Cargill rejects any non-conforming DG, Cargill will use reasonable efforts to assist Producer in identifying a use or market for the non-conforming DG, which may include sale of the non-conforming DG or reprocessing in the Ethanol Facility.

7.2 Feed Ingredient Standards. Producer understands that Cargill intends to market DG produced under this Agreement as a primary animal feed ingredient, and that said products are subject to minimum standards for such use. Producer agrees and warrants that unless caused by the negligence or intentional misconduct of Cargill or a third party with which Cargill has a contractual relationship, DG, upon unload at the customer’s destination point, shall be acceptable in the feed trade under current industry standards and shall be an approved feed ingredient under applicable standards promulgated by the Association of American Feed Control Officials Incorporated.

7.3 Compliance With FDA and Other Standards. Producer warrants that the unless caused by the negligence or intentional misconduct of Cargill or a third party with which Cargill has a contractual relationship, DG, upon unload at the customer’s destination point, will not be “adulterated” or “misbranded” within the meaning of the Federal Food, Drug and Cosmetic Act (the “Act”) and that each shipment may lawfully be introduced into interstate commerce under the Act. Producer further warrants that the DG, upon unload at the customer’s Ethanol Facility, shall comply with all state and federal laws, rules and regulations (including without limitation the Trade Rules) including those governing quality, naming and labeling of bulk product.

7.4 Regulatory Seizure. Payment of invoice and acceptance of delivery shall not waive Cargill’s rights if the DG does not comply with the terms of this Agreement or the Specifications. Should any of the DG delivered hereunder be seized or condemned by any federal or state department or agency as a result of its failure to conform to this Agreement prior to delivery, such seizure or condemnation shall operate as a rejection by Cargill of the goods seized or condemned and Cargill shall not be obligated to offer any defense in connection with such seizure or condemnation. When rejection occurs, Cargill shall deliver written notice to Producer within a reasonable time of the rejection and identify the deficiency that resulted in the rejection and at its option, Cargill may:

(a) Safely dispose of the rejected goods in accordance with applicable laws, rules and regulations after first offering Producer a reasonable opportunity of examining and taking possession thereof, if the condition of the goods reasonably appears to Cargill to permit such delay in making disposition; provided that Cargill shall be responsible for all liabilities resulting from Cargill’s failure to safely dispose of such rejected goods;

(b) Dispose of the rejected goods in any manner directed by Producer which Cargill can accomplish without violation of applicable laws, rules or regulations; or

(c) If Cargill has no available means of disposal of rejected goods and Producer fails to direct Cargill to dispose of the rejected goods as provided herein,

Cargill will return the rejected goods to Producer, upon which event Cargill’s obligations with respect to said rejected goods shall be deemed fulfilled.

In addition to other obligations under this Agreement or at law, Producer shall reimburse Cargill for all out-of-pocket costs reasonably incurred by Cargill in storing, transporting, returning and disposing of the rejected goods in accordance with this Agreement.

7.5 Adultered DG. If Producer knows or reasonably suspects that any DG produced at the Ethanol Facility is adulterated or misbranded, or otherwise not in compliance with the terms of the Agreement, Producer shall immediately so notify Cargill in writing so that such product can be tested before entering interstate commerce. If Cargill knows or reasonably suspects that any DG produced by Producer at the Ethanol Facility is adulterated, misbranded or otherwise not in compliance with the terms of this Agreement, then Cargill may obtain independent laboratory tests of the affected goods. If such goods are tested and found to comply in all respects with all warranties and covenants made by Producer herein, Cargill shall pay all testing costs, and if the goods are found not to comply with any such material warranties or covenants in all material respects, Producer will pay all testing costs, provided, however, that if such testing was prompted by Producer’s notice to Cargill under this Section 7.5 Producer will pay all testing costs.

7.6 Recalls. Producer shall, at its sole cost and expense, comply and cooperate with any recall of DG reasonably determined to be necessary by Cargill. In the event that it is deemed necessary or appropriate by Cargill in its reasonable determination, either in response to government action or otherwise, to recall any DG produced by Producer pursuant to this Agreement due to non-conformance with the terms of this Agreement, Producer agrees to be responsible for all reasonable out-of-pocket costs of such recall and recovery, including, but not limited to, loss of products, transportation of products, notices and communications necessary or appropriate to effecting such recall and all reasonable out-of-pocket costs and expenses incurred in defending actions brought in connection with such recall.

7.7 Sampling. Producer will take a minimum of one (1) origin, representative sample from each lot of the DG before it leaves the Ethanol Facility. Cargill shall be entitled to witness the taking of samples. Producer will label these samples to indicate the applicable DG lot numbers, date of shipment, and the truck or railcar number. Producer shall send one sample to Cargill promptly upon Cargill’s request. Producer may request that Cargill test results be provided to it at any time after the tests are completed. Producer will also retain the samples and labeling information for no less than one (1) year or any longer period required by law.

7.8 No liens. Producer warrants that DG delivered to Cargill hereunder shall be free and clear of all liens and encumbrances of any nature whatsoever other than liens in favor of Cargill and liens permitted by the Corn Supply Agreement.

8. QUANTITY AND WEIGHTS.

8.1 Purchase of Ethanol Facility Output. On the first Business Day of each month, Producer shall notify Cargill of its scheduled production of DG for the upcoming three (3) month period. Producer shall notify Cargill of anticipated production downtime or disruption in DG availability at least three (3) months in advance of such outage. Cargill shall purchase all DG made available by Producer under this Agreement; provided, however, that Producer acknowledges that Cargill makes no representations, guarantees or warranties of any nature whatsoever as to the prices at which it may be able to sell DG.

8.2 Weighing. The quantity of DG delivered to Cargill at the Ethanol Facility shall be established by weight certificates obtained from Producer’s scales or from such other scales as the Parties shall mutually agree, which are certified as of the time of weighing and which comply with all applicable laws, rules and regulations; provided, however, that if the weights obtained from Producer’s scales conflict with destination weights from certified scales at the customer’s destination point, destination weights shall govern and Producer shall be solely responsible for any shortage. In the case of rail shipments, the official railroad weights will govern establishment of said quantities. Producer shall provide Cargill with a fax copy of the outbound weight certificates on a daily basis and such outbound weight certificates shall be determinative of the quantity of DG for which Cargill is obligated to pay pursuant to Section 3.

8.3 Facility Product Mix. On an ongoing basis during the term of this Agreement, Cargill shall, after consultation with Producer and based on the production capabilities of the Ethanol Facility, determine the quantities of distillers’s dried grains, distiller’s dried grains with solubles, wet distiller’s grains, modified wet distiller’s grains, modified dried distillers grains and condensed distiller’s solubles that Producer should produce and make available to Cargill. Cargill shall promptly notify Producer in writing of each such determination (the “Notice of Determination”); provided, however, that if Producer disagrees with the facility product mix detailed in the Notice of Termination, Producer shall notify Cargill in writing of such disagreement (the “Notice of Disagreement”) and the basis for such disagreement within three (3) days of receipt of the Notice of Determination. Cargill shall use commercially reasonable efforts to select a facility product mix satisfactory to Producer within ten (10) days from receipt of the Notice of Disagreement.

9. MARKETING EFFICIENCIES. Cargill agrees to market Producer’s DG using commercially reasonable efforts and the same standards it uses to market its own DG production and the DG production of third parties for whom Cargill provides DG marketing services to (a) maximize the DG price and minimize freight and other costs relevant to DG sales and (b) achieve the best available return to Producer and Cargill, subject to relevant market conditions. Producer acknowledges that Cargill will use its commercially reasonable judgment in making decisions related to the quantity and price of DG marketed under this Agreement, in light varying freight and other costs, and the fact that Cargill may sell and market DG on its own account and/or on the account of third parties into the same markets where Cargill sells Producer’s DG. Cargill will communicate with Producer on marketing decisions and strategies in accordance with Section 1(b). Producer waives any claim of conflict of interest against Cargill or failure by Cargill to maximize the economic benefits of this Agreement for Producer in light of the inherent uncertainties associated with marketing DG in the relevant markets; provided however, that Producer does not waive the right to terminate this agreement for any such material conflict of interest that directly results in material quantifiable pecuniary loss to Producer. In the event that Producer desires to terminate this Agreement for a conflict of interest as described in the preceding sentence, then such notice of termination shall be controlled by Section 10.3 of this Agreement; provided however, if Cargill disputes the existence or impact of the conflict of interest, Producer and Cargill shall follow the dispute resolution procedures set forth in Section 7 of the Master Agreement in order to determine whether Producer may terminate this Agreement and the parties shall continue to perform their obligations under this Agreement in good faith during the pendency of such dispute resolution proceedings.

10. TERM. This Agreement shall have an initial term of 10 years, commencing on the Start-Up Date. The Parties further acknowledge and agree Cargill may, in order to fulfill its obligations to Producer under this Agreement, enter into railcar lease agreements prior to the Start-Up Date. Producer hereby agrees to reimburse Cargill for all costs and expenses associated with such railcar lease agreements entered into prior to the Start-Up Date promptly upon submission to Producer of an invoice itemizing such costs and expenses.

11. EVENTS OF DEFAULT.

11.1 Cargill Event of Default. The following shall constitute events of default on the part of Cargill (each, a “Cargill Event of Default”) under this Agreement:

(a) Cargill fails on three (3) separate occasions within any 12-month period to purchase DG in accordance with Section 1(a) or to market DG in accordance with Section 9 under circumstances where such breach or failure is not excused by this Agreement, including by a Force Majeure condition; provided, however, that any such failure shall not constitute a triggering occurrence hereunder unless Producer has provided Cargill with written notice of each such failure.

(b) Cargill fails to pay any amount that is due to Producer under this Agreement that is not excused by this Agreement, and (i) Producer provides written notice to Cargill of such failure, (ii) the Net Aggregate Exposure at such time is negative or becomes negative at any time prior to Producer’s receipt of such past-due amounts (plus amounts payable pursuant to Section 11.3(a)(i), if any), (iii) Producer delivers to Cargill written confirmation that the Net Aggregate Exposure is, or has become, negative and demands, in such confirmation, payment of such past-due amount, and (iv) Cargill fails to pay to Producer such past-due amount (plus amounts payable pursuant to Section 11.3(a)(i), if any) within 153 days of Cargill’s receipt of such confirmation;

(c) three or more incidents of willful misconduct by Cargill in the performance of its obligations hereunder occur in any 12-month period and Producer provides Cargill with written notice of each such incident, or any one incident of willful misconduct by Cargill occurs where (i) such willful misconduct has a Material Adverse Effect on Producer and, (ii) the Ethanol Facility or such willful misconduct is done under the direction of or otherwise sanctioned by Cargill’s board of directors or senior management;

(d) Cargill files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors, has a trustee or receiver appointed for any or all of its assets, is insolvent or fails or is generally unable to pay its debts when due, in each case where such petition, appointment or insolvency is not dismissed, discharged or remedied, as applicable, within sixty (60) days; or

(e) a Cargill Event of Default has occurred (and has not been waived by Producer) under any Principal Document.

11.2 Producer Event of Default. The following shall constitute events of default on the part of Producer (each, a “Producer Event of Default”) under this Agreement:

(a) Producer fails to pay any amount that is due to Cargill under this Agreement that is not excused by this Agreement, and (i) Cargill provides written notice to Producer and the Financing Parties of such failure, (ii) the Net Aggregate Exposure at such time is positive or becomes positive at any time prior to Cargill’s receipt of such past-due amounts (plus amounts payable pursuant to Section 11.3(a)(i), if any), (iii) Cargill delivers to Producer written confirmation that the Net Aggregate Exposure is, or has become, positive and demands, in such confirmation, payment of such past-due amount, and (iv) Producer fails to pay to Cargill such past-due amount (plus amounts payable pursuant to Section 11.3(a)(i), if any) within 153 days of Producer’s receipt of such confirmation;

(b) three or more incidents of willful misconduct by Producer in the performance of its obligations hereunder occur in any 12-month period and Cargill provides Producer with written notice of each such incident, or any one incident of willful misconduct by Producer occurs where (i) such willful misconduct has a Material Adverse Effect on Cargill, and (ii) such willful misconduct is done under the direction of or otherwise sanctioned by Producer’s governing body or senior management;

(c) For reasons other than a Force Majeure event or a default by Cargill, from and after the date the Ethanol Facility is placed into commercial operations, either (1) the monthly Ethanol production at the Ethanol Facility is less than 6.25 million gallons for three (3) or more months in any consecutive twelve month period, or (2) the total Ethanol Production at the Ethanol Facility in any period of twelve (12) consecutive months is less than 75 million gallons;

(d) Producer files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors, has a trustee or receiver appointed for any or all of its assets, is insolvent or fails or is generally unable to pay its debts when due, in each case where such petition, appointment or insolvency is not dismissed, discharged or remedied, as applicable, within sixty (60) days; or

(e) a Producer Event of Default has occurred (and has not been waived by Cargill) under any Principal Document.

11.3 Remedies and Procedures.

(a) Remedies for Breach Not Constituting an Event of Default. In the event that either Party breaches or fails to perform any commitment or obligation contained herein, under circumstances where such breach or failure does not constitute a Cargill Event of Default or a Producer Event of Default (each, as the context requires, an “Event of Default”), and such breach or failure is not excused by this Agreement, including by a Force Majeure condition, the other Party (the “Non-Defaulting Party”) may exercise any remedy or right specified in the Master Agreement or this Agreement in connection with such breach or failure. In addition, and without limiting the foregoing:

(i) in the event either Party fails to pay any amounts due to the other Party when due, the Non-Defaulting Party shall be entitled to charge and receive interest accrued on the unpaid amount from the date it was due until the date actually paid at the Default Rate;

(ii) if a Party breaches or fails to perform in any material respect any of its commitments or agreements contained in this Agreement, the defaulting Party shall be liable to the Non-Defaulting Party for Damages arising out of or resulting from such breach as provided in Section 9 of the Master Agreement (subject to the Non-Defaulting Party’s duty to mitigate its Damages); provided, however, that notwithstanding Section 9(c) of the Master Agreement, in the event of a breach by Cargill hereunder of its obligation to market DG in any amount, the measure for Damages arising from a breach shall include the loss of Net Revenues suffered by Producer as a result of such breach. For the avoidance of doubt, the amount of the Net Revenues lost shall be calculated by reference to the average price of DG from the Ethanol Facility sold by Cargill to its customers for the 7-day period ending on the date of the breach; and

(iii) if a Party breaches or fails to perform in any material respect any of its commitments or agreements contained in any Principal Document, and such breach or failure is of a continuing nature, the Non-Defaulting Party may (A) request the defaulting Party, as a condition of continuing its performance under this Agreement, to provide adequate assurance of performance of the defaulting Party’s obligations under this Agreement; and/or (B) seek injunctive relief.

11.4 Remedies for Events of Default. Upon the occurrence of an Event of Default that has not been waived by the Non-Defaulting Party, the Non-Defaulting Party shall have all of the following rights and remedies in addition to the rights and remedies specified in Section 11.3(a) above, which may be exercised in such order or combination as such Non-Defaulting Party may determine: (i) terminate this Agreement, or (ii) subject to the limitations set forth in Section 9 of the Master Agreement (relating to consequential damages), pursue any other remedies available at law or in equity; provided, however, that such Party shall not be allowed to Suspend Performance except as set forth in this Agreement or the Master Agreement.

12. NEW PRODUCTS. The Parties acknowledge that this Agreement contemplates the production and marketing of certain types of DG, meeting certain specifications, generally intended for use as animal feed products. Nonetheless, it is the intent of the Parties that the following provisions shall apply if Producer desires to produce new products derived from DG or any component thereof (including without limitation fats, carbohydrates or protein) that are created or developed during the term of this Agreement, whether or not intended for use as animal feed products (collectively, “New Products”):

12.1 Producer shall provide Cargill with ninety (90) days prior written notice of its intent to produce New Products (the “New Product Notice”). The New Product Notice shall contain detailed information about the New Products, including without limitation a detailed description of the New Products, intended markets, and anticipated volume.

12.2 If Cargill contracted to sell any of Producer’s DG to third parties at the time of receipt of the New Product Notice (“Contracted Volume”), then Producer shall pay Cargill the difference if any between (i) the price that Cargill pays to replace the Contracted Volume, and (ii) the price that Cargill would have paid Producer for such Contracted Volume under this Agreement.

12.3 Producer agrees to engage Cargill to market, and Cargill agrees to market, 100% of Producer’s production of New Products produced at the Ethanol Facility, subject to the terms of this Agreement. Producer and Cargill agree to negotiate in good faith any amendments to this Agreement that may be necessary or appropriate in light of the New Products (including without limitation amendments to the specifications, volumes, warranties and prices set forth herein).

[The next page is the signature page.]

IN WITNESS THEREOF, each of the Parties hereto has caused this Distillers Grains Marketing Agreement to be executed by its respective duly authorized representative as of the day and year first above written.

CARGILL, INCORPORATED

By:
Name:
Title:

_________________________________

By:
Name:
Title:

[Signature Page to Form of DG Marketing Agreement]

EXHIBIT A

Terms relating to payment and commission calculation

Cargill agrees to pay Producer for all Standard-Grade DDG and DDGS loaded into railcars and trucks and weighed at the Ethanol Facility for shipment to customers an amount equal to the lesser of (i) ninety-seven percent (97%) of the F.O.B. Ethanol Facility Price or (ii) the F.O.B. Ethanol Facility Price minus $2.00 per ton, with Cargill being entitled to retain as its commission the greater of the remaining three percent (3%) or $2.00 per ton (“Initial Price”), with settlement weights as described in Section 8.2 of the Agreement.

Cargill agrees to pay Producer for all Non-Standard-Grade DDG and DDGS loaded into railcars and trucks at the Ethanol Facility and weighed for shipment to customers, an amount equal to the lesser of either (i) the F.O.B. Ethanol Facility Price for such Non-Standard-Grade DDG or DDGS less three percent (3%) of the weighted average F.O.B. Ethanol Facility Price of all Standard-Grade DDG or DDGS sold by Cargill to third parties in a rolling thirty (30) day period preceding the date of customer’s invoice, or (ii) the F.O.B. Ethanol Facility Price for such Non-Standard DG less $2.00 per ton, with Cargill being entitled to retain as its commission the greater of the remaining three percent (3%) or $2.00 per ton (“Non-Standard Initial Price”).

Cargill agrees to pay Producer for all Standard-Grade and Non-Standard-Grade DWG, MDWG, MDDG, and CDS loaded into railcars and trucks at the Ethanol Facility and weighed for shipment to customers an amount equal to the F.O.B. Ethanol Facility Price for such material minus $3.00 per ton with Cargill entitled to retain such $3.00 per ton as its commission.

“Accessorial Charges” shall mean charges imposed by third parties for the off-loading, movement and storage of Producer’s DG, including without limitation taxes, tonnage taxes, hard-to-unload truck or railcar charges/transloading charges, railcar operating and maintenance expenses, premiums for the Railcar Insurance, any deductible payable for claims made under the Railcar Insurance, fuel surcharges, storage charges, demurrage charges, product shrinkage, detention charges, switching, and weighing charges (but excluding Tariff Freight Costs). Neither Party shall be responsible for demurrage charges caused solely by the negligence or willful misconduct of the other Party.

“Delivered Sale Price” shall mean sales dollars received by Cargill for Producer’s DG, inclusive of tariff freight, as evidenced by Cargill’s invoices to its own customers.

“F.O.B. Ethanol Facility Price” shall mean the F.O.B. sale price equivalent net of applicable deductions and costs as described in this Agreement, including without limitation Accessorial Charges and Tariff Freight Costs (or, if applicable, the Delivered Sales Price net of applicable deductions and costs as described in this Agreement, including without limitation Accessorial Charges and Tariff Freight Costs) that Cargill invoices its third party customers.

“Tariff Freight Costs” shall mean freight and related costs incurred by Cargill to transport Producer’s DG.

“Standard-Grade” shall mean DG that meet the Specifications set forth in this Agreement.

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“Non-Standard-Grade” shall mean DG that fail to meet the Specifications set forth in this Agreement, but which Cargill nonetheless accepts for marketing under this Agreement.

For purposes of illustration only, assume that Cargill purchases ten (10) tons of Standard DG from Producer, and resells said Standard DG to a third-party purchaser at $100/ton (the F.O.B. Ethanol Facility Price) plus a $50/ton tariff rate charge, resulting in a $1,500 sale invoice to said third party. Assume also that Cargill incurs and pays $3 per ton in Accessorial Charges. In such instance, Cargill would pay, or cause to be paid, the freight of $500, and the remaining $1,000 would be split as follows: $970 to the Producer and $30 to Cargill. Since 3% of $100 equals $3.00 and is greater than the $2.00 per ton minimum flat fee, $3.00 per ton. Producer shall also promptly reimburse Cargill for $30 in Accessorial Charges.

Whenever in Cargill’s reasonable judgment it is in the best interests of both Cargill and Producer, Cargill shall be permitted to purchase DG for its own account. In every such instance, Cargill shall pay for all DDG and DDGS loaded into railcars and trucks and weighed for shipment to customers, an amount equal to the lesser of either (i) the weighted average F.O.B. Ethanol Facility Price of all DDG and DDGS sold by Cargill to its customers in the week in which Cargill takes delivery for its own account less three percent (3%), with Cargill being entitled to retain such 3% as its commission; or (ii) the weighted average F.O.B. Ethanol Facility Price of all DDG and DDGS sold by Cargill to its customers in the week in which Cargill takes delivery for its own account less $2.00 per ton, with Cargill being entitled to retain such $2.00 per ton as its commission. Alternatively, the Parties may mutually agree on a price for such DG.

With respect to DWG, MDWG, MDDG, and CDS that Cargill purchases for its own account, Cargill shall pay Producer for such material that is loaded into railcars and trucks at the Ethanol Facility and weighed for shipment to customers an amount equal to the weighted average F.O.B. Ethanol Facility Price of such DWG, MDWG, MDDG, and CDS sold by Cargill to its customers in the week in which Cargill takes delivery for its own account minus $3.00 per ton, with Cargill being entitled to retain such $3.00 per ton as its commission. Alternatively, the Parties may mutually agree on a price for such DG.

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EXHIBIT B

Terms and Procedures Relating to Loading and Shipment

Except by special arrangement(s) in advance, DG will be available for loading and shipment twenty-four (24) hours per day, Monday through Sunday, except on scheduled holidays. Trailers and rail cars will be visually inspected by Producer prior to loading. If unsanitary conditions exist and cannot be corrected on site, the trailer or rail car will be rejected by Producer and Cargill notified.

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EXHIBIT C

I. Specifications

Producer covenants that all dried distiller’s grains with solubles (“DDGS”) shall, at the time of unload and acceptance at the customer’s Ethanol Facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	—	27
Fat	—	9
Fiber	15	—
Moisture	12	—
Ash	6

Producer covenants that all distiller’s wet grains (“DWG”) shall, at the time of unload and acceptance at the customer’s Ethanol Facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	—	10.5
Fat	—	3
Fiber	5	—
Moisture	65	—
Ash	2.5

Producer covenants that all dried distillers grains (“DDG”) shall, at the time of unload and acceptance at the customer’s Ethanol Facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	—	27
Fat	—	7.5
Fiber	13	—
Moisture	12	—
Ash	3

Producer covenants that all modified distillers wet grains (“MDWG”) shall, at the time of unload and acceptance at the customer’s Ethanol Facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	—	16
Fat	—	8.5
Fiber	8.4	—
Moisture	50	—
Ash	2.7

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Producer covenants that all modified distillers dry grains (“MDDG”) shall, at the time of unload and acceptance at the customer’s Ethanol Facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	—	15
Fat	—	5
Fiber	12	—
Moisture	40	—
Ash	3

Producer covenants that all condensed distillers solubles (“CDS”) shall, at the time of unload and acceptance at the customer’s Ethanol Facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	—	16
Fat	—	19
Fiber	1	—
Moisture	65	—
Ash	9

II. Feed Ingredient Standards

Producer understands that Cargill intends to market DG produced under this Agreement as a primary animal feed ingredient, and that said products are subject to minimum standards for such use. Producer agrees and warrants that unless caused by the negligence or intentional misconduct of Cargill or a third party with which Cargill has a contractual relationship, DG, upon unload at the customer’s destination point, shall be acceptable in the feed trade under current industry standards and shall be an approved feed ingredient under applicable standards promulgated by the Association of American Feed Control Officials Incorporated.

III. Compliance With FDA and Other Standards

Producer warrants that the unless caused by the negligence or intentional misconduct of Cargill or a third party with which Cargill has a contractual relationship, DG, upon unload at the customer’s destination point, will not be “adulterated” or “misbranded” within the meaning of the Act and that each shipment may lawfully be introduced into interstate commerce under the Act. Producer further warrants that the DG, upon unload at the customer’s Ethanol Facility, shall comply with all state and federal laws, rules and regulations (including without limitation the Trade Rules) including those governing quality, naming and labeling of bulk product.

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